EXHIBIT 5.1

[ALLIANCE IMAGING LETTERHEAD]

October 29, 2004

Alliance Imaging, Inc.
1900 S. State College Blvd., Suite 600
Anaheim, CA  92806

Re:          Registration Statement on Form S-8

Ladies and gentlemen,

I am the General Counsel to Alliance Imaging, Inc., a Delaware corporation (the “Company”), and am familiar with the proceedings and documents relating to the proposed registration by the Company, through a Registration Statement on Form S-8 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission, “), of up to 150,500 additional shares (the “2004 Shares”) of Common Stock, par value $0.01 per share (“Common Stock”), of the Company issuable pursuant to the Alliance Imaging, Inc. 1997 Stock Option Plan (the “1997 Plan”) and up to 335,660 additional shares (the “Three Rivers Shares,” and together with the 2004 Shares, the “Shares”) of Common Stock issuable pursuant to the Three Rivers Holding Corp. 1997 Stock Option Plan (the “Three Rivers Plan,” and together with the 1997 Plan, the “Plans”)

For the purposes of rendering this opinion, I have examined such corporate records, agreements and other documents of the Company as I have deemed relevant and necessary as a basis for rendering the opinion hereinafter set forth.

Based on the foregoing, I am of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions set forth in the Plans and the option grant documents thereunder, will be duly authorized, validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Russell D. Phillips, Jr
Russell D. Phillips, Jr.
General Counsel of Alliance Imaging, Inc.